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                                                                  Exhibit 10.24



                       RESORTS INTERNATIONAL HOTEL, INC.
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 5th day of June, 2000, by and between RESORTS INTERNATIONAL HOTEL, INC. d/b/a Resorts Atlantic City, a New Jersey Corporation ("Resorts") and Joseph Weis, an adult individual residing at 604 E. Pine View Drive, Galloway, NJ 08201 ("Employee or You").

         1. EMPLOYMENT AGREEMENT. Resorts hereby employs Employee, and Employee hereby accepts employment from Resorts in the capacity of Vice President-Information Technology. Employee will report directly to the President & Chief Operating Officer, and will be located at Resorts' Atlantic City office. Your employment under the terms and conditions of this Agreement will commence on June 5, 2000 (the "Commencement Date"). Employee shall be a full time employee and shall dedicate all of your working time to Resorts and have no other employment and no other business ventures which are undisclosed to Resorts or which conflict with Employee's duties under this Agreement. Employee will perform such duties as are required by Resorts normally associated with your position.

         2. TERM. The term of this Agreement shall be for a period of two (2) years (the "Initial Term") beginning on the Commencement Date, subject to earlier termination pursuant to Paragraph 6 herein. At the expiration of the Term, if Employee remains employed by Resorts and this Agreement has not been extended, Employee shall be considered an "at will" employee which means that Resorts may change the terms and conditions of employment or terminate the employment relationship at any time upon notice, and Employee likewise may terminate the employment relationship at any time upon notice.

         3. COMPENSATION.

         (a) Base Salary. In consideration of Employee's full and faithful satisfaction of Employee's duties under this Agreement, Resorts agrees to pay to Employee, and Employee agrees to accept from Resorts, a salary in the initial amount of One Hundred Sixty Five Thousand Dollars ($165,000.00) per annum (the "Base Salary"), payable in such installments as Resorts pays its similarly placed employees, subject to usual and customary deductions for withholding taxes and similar charges, and customary contributions to health and welfare programs in which employee is enrolled. The Base Salary shall be reviewed on an annual basis in accordance with Employee's annual performance evaluation and adjusted at Resorts' sole discretion.

         (b) Bonus Compensation. Employee will be eligible to participate in Resorts' bonus program applicable to your position if and when such bonus program is adopted by Resorts, subject to the terms and conditions of the bonus program.

         4. BENEFITS. You will be entitled to all the usual benefits offered to employees at your level, including vacation, sick time, participation in Resorts' sponsored medical, dental and insurance programs, as well as the ability to participate in the Sun International North America, Inc. 401K Retirement Savings Plan, subject to the limitations


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imposed by the terms of that plan. During the first year of your employment you shall be entitled to two (2) weeks vacation, and thereafter you shall be entitled to three (3) weeks vacation.

         5. LICENSING REQUIREMENTS. Employee hereby covenants and agrees that, at all times during the Term of this Agreement, Employee shall keep and maintain, in full force and effect, any and all licenses, permits or work authorizations which may be required by any Federal, State or local government agency, including but not limited to any casino gaming regulatory agency having jurisdiction over Employee or Resorts necessary for Employee to properly work and perform the duties of your position. Resorts and Employee further covenant and agree that Resorts shall be responsible for Employee's regulatory costs, not including attorney's fees, accountant fees and costs, incurred in procuring in the first instance and thereafter renewing such required license(s), permits or work authorizations. Further, Resorts and Employee agree that this Agreement shall be subject to the provisions of the applicable laws, rules and regulations of the jurisdiction(s) having authority with respect to this Agreement, Resorts and the Employee.

         6. TERMINATION. Your Employment with Resorts may be terminated (a) by Resorts for cause (as defined below); (b) by Resorts at any time without cause; or (c) by you at any time.

         (a) Cause. "Cause" shall mean the following: (i) fraud or embezzlement with respect to Resorts by you; (ii) material breach by you of this Agreement including, but not limited to a breach of the License Requirements of Paragraph 5, or a determination by any gaming regulatory authority that you are not deemed fit for licensure whether or not such a license is actually needed for your work in the jurisdiction your employment is located; (iii) material breach of any reasonable and lawful rule or directive of Resorts; (iv) gross or willful neglect of duties; (v) alcohol or drug dependency; (vi) death; or (vii) disability preventing the performance of your duties with reasonable accommodation for more than 90 continuous days or more than 180 days in any 12 month period.

         If your employment with Resorts is terminated by Resorts for "cause" or if you voluntarily terminate your employment prior to the end of the Term, you shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary and accrued and unused vacation pay through the date of such termination.

         (b) Without Cause. If your employment is terminated by Resorts other than for "cause" during the Term hereof, then you shall be entitled to receive upon you providing Resorts with a signed Release: (i) an amount equal to six (6) months of your Base Salary in a lump sum payment payable on the date of termination and (ii) a continuation of your medical benefits for the lesser of
(a) the period of time it takes you to become enrolled in the medical benefits program of a new employer or (b) six months from the date of such termination.

         7. RESTRICTIVE COVENANT. Should you voluntarily terminate your employment hereunder or should you be terminated for cause pursuant to the provisions of Paragraph 6 (a) (i), (ii), (iii) or (iv) of this Agreement, you agree that for the lesser of the remainder of the Term hereunder or six (6) months after such termination, you shall not accept employment in a similar capacity in any business that is in competition in any manner


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whatsoever with the principal business activity of Resorts or its affiliates within a fifty (50) mile radius of Resorts Atlantic City. Employee further covenants and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Resorts and its affiliates, imposes no undue hardship on Employee, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.

         8. CONFIDENTIALITY. All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of Resorts or its affiliated companies shall belong to Resorts and shall be given up to Resorts whenever Resorts requires you to do so. You agree that you shall not at any time during the term of your employment or thereafter, without Resorts' prior written consent, disclose to any other person or business entity any such information or any trade secrets, plans or other information or data, in whatever form, concerning Resorts' or any of its affiliated companies' or customers' practices, businesses, procedures, systems, plans or policies (collectively, "Confidential Information"), nor shall you disclose to any third party or utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with your employment by Resorts. In addition, as part of your employment you will be required to acknowledge and sign appropriate confidentiality policy and nondisclosure agreements which Resorts shall adopt substantially in the form of the attached Exhibit A. You hereby confirm that all Confidential Information constitutes Resorts' exclusive property, and that all of the restrictions on your activities contained in this Agreement and such other nondisclosure policies of Resorts are required for Resorts' reasonable protection. This confidentiality provision shall survive the termination of this agreement.

         9. ASSIGNMENT. Employee shall have no right to assign this Agreement or delegate his duties hereunder to anyone. Any purported assignment or delegation by Employee in violation of this Paragraph 9 shall be null and void and of no force or effect. Resorts shall have the right to assign this Agreement freely; provided the assignee assumes the obligations of Resorts hereunder.

         10. GENERAL. If any provision of this Agreement should be wholly or partially invalid, unenforceable or unlawful, then this Agreement shall be severable in respect of the provision in question (to the extent that it is invalid, unenforceable or unlawful), and the remaining provisions of this Agreement shall continue in full force and effect. This Agreement shall be interpreted in accordance with the laws of the State of New Jersey. Any action brought to enforce this Agreement must be brought solely in the Superior Court of New Jersey, Law Division, Atlantic County, New Jersey. Employee and Resorts hereby waive any right they may have to a jury trial in any proceeding to enforce this Agreement, and agree that the prevailing party shall be entitled to reasonable attorney's fees and costs. This Agreement constitutes the entire understanding between the parties and shall supersede any and all other understandings, oral or written. No addition to, or modification of, this Agreement shall be of any force or effect unless in writing and signed by or on behalf of both parties.

         11. EMPLOYEE REPRESENTATION & ACCEPTANCE. By signing this Agreement, you hereby represent that you are not currently under any contractual obligation

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to work for another employer and that you are not restricted by any agreement or arrangement from entering into this Agreement and performing your duties hereunder.

         IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREOF, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

ATTEST:                             RESORTS INTERNATIONAL HOTEL, INC.

/s/ John W. Daniels                 By:   /s/ Audrey S. Oswell
-----------------------------          ---------------------------------------
John W. Daniels                          Audrey S. Oswell, President & Chief
Assistant Secretary                      Operating Officer



WITNESS:                            EMPLOYEE

/s/ Margaret E. Elevich             /s/ Joseph Weis
-----------------------------       ------------------------------------------
                                    Joseph Weis


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